Shareholders' Agreement

                            MAMORE PARTICIPACOES S.A.

                             SHAREHOLDERS' AGREEMENT

      This shareholders' agreement (the "AGREEMENT") is entered into in the Capital City of the State of Sao Paulo as of 20 of June of 2000, by and among:

      FIBERCORE LTDA., a company duly organized and validly existing under the laws of Brazil, with its head office in the city of Sao Paulo, State of Sao Paulo, at Rua Libero Badaro, 293, enrolled with CNPJ under No.
03.767.078/0001-24, herein represented by its duly authorized representative (hereinafter referred to as "FCI");

      ALGAR S.A. - EMPREENDIMENTOS E PARTICIPACOES, a company duly organized and validly existing under the laws of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Distrito Industrial, Uberlandia, enrolled with CNPJ under No. 17.835.026/0001-52, herein represented by its duly authorized representative (hereinafter referred to as "Algar" and, together with FCI, the "Shareholders");

and, as intervening parties,

      FIBERCORE, INC., a company duly organized and validly existing under the laws of the state of Nevada, Unites States of America, with its head office at 252, Worcester Road, Charlton, MA, herein represented by its duly authorized representative (hereinafter referred to as "FiberCore"); and

      MAMORE PARTICIPACOES S.A., a corporation duly organized and validly existing under the laws of the Federal Republic of Brazil, Federal Republic of Brazil, with head offices in the City of Uberlandia, State of Minas Gerais, at Avenida Alexandrino Garcia, 2689, cj. 07, Sala A, Distrito Industrial, enrolled with CNPJ under No. 03.509.491/0001-99, herein represented by its duly authorized representative (hereinafter referred to as the "Company");

      XTAL FIBRAS OPTICAS S.A., a company duly organized and validly existing under the laws of Brazil, with its head office at Avenida Alexandrino Garcia, 2689, Distrito Industrial, Uberlandia, enrolled with CNPJ under No. 71.340.707/0001-95, herein represented by its duly authorized representative (hereinafter referred to as "Xtal");

                                     WHEREAS

      (i) on June 20, 2000, the parties have executed an Investment Agreement (the "Investment Agreement"), which provide for the main terms and conditions pursuant to which FCI shall become a shareholder of the Company;

      (ii) on the date hereof FCI subscribed to and acquired 5.816.254 class B common shares of the Company, representing on the due date hereof 90% (ninety per cent) of the Company's total capital.

      (iii) on the date hereof, the subscribed capital of the Company is R$ 6,488,612.00, represented by 6.488.612 issued and outstanding common shares
5.839.748 class B common shares and 648.864 class A common shares, legally owned by and recorded on the Company's books as follows:

      ----------------------------------------------------------------------
      SHAREHOLDER    COMMON SHARES      COMMON SHARES     (%) VOTING/TOTAL
                        CLASS A            CLASS B
      ----------------------------------------------------------------------
      FCI                  -              5.839.748             90%
      Algar             648.864               -                 10%
      Total             648.864           5.839.748             100%


      (iv) it is a covenant of the Shareholders undertaken under the Investment Agreement that the parties hereto enter into this Agreement, adopt the Bylaws and perform their respective obligations established hereunder;

      (v) the Company is, on the date hereof, the sole shareholder of Xtal; and

      (vi) the Shareholders wish to regulate their relationship as shareholders of the Company in more detail, in accordance with the terms and conditions established in the Investment Agreement, by establishing rules with regards to the exercise of voting rights and transfer of their shares in the Company, as well as the control, voting rights and transfer of Company's shares in connection with Xtal, and other matters in relation to such terms and conditions.

      NOW THEREFORE, the Shareholders have decided to execute this Agreement, pursuant to the terms and for the purposes of Article 118 of Law no. 6.404, of 12.15.76, and hereby agree on the following terms and conditions.

                            ARTICLE 1 - DEFINITIONS

      When used in this Agreement, the following terms shall have the following meanings:

      "AAA" shall mean the American Arbitration Association;

      "AAA Rules" shall mean the rules of the American Arbitration Association in effect at the time an arbitration proceeding relating to any Dispute hereunder is commenced;

      "Agreement" shall mean this agreement and all schedules attached hereto and any and all amendments made hereto by written agreement among the parties hereto;

      "Algar" shall have the meaning ascribed thereto in the preamble hereof;

      "Board of Directors of the Company" and "Member of the Board of Directors of the Company" shall mean respectively the Conselho de Administracao of the Company and each person who is, from time to time, elected as members of its Board of Directors;

      "Board of Directors of Xtal" and "Member of the Board of Directors of Xtal" shall mean respectively the Conselho de Administracao of Xtal and each person who is, from time to time, elected as members of its Board of Directors (hereinafter referred to as, together with "Board of Directors of the Company", the "Boards of Directors");

      "Board of Officers of the Company" and "Member of the Board of Officers of the Company", or simply "Officer of the Company", shall mean respectively the Diretoria of the Company and each person who is, from time to time, elected as a member of its Board of Officers;

      "Board of Officers of Xtal" and "Member of the Board of Officers of Xtal", or simply "Officer of Xtal" shall mean respectively the Conselho de Administracao of Xtal and each person who is, from time to time, elected as members of its Board of Officers (hereinafter referred to as, together with "Board of Officers of the Company", the "Boards of Officers");

      "Brazil" shall mean the Federative Republic of Brazil;

      "Brazilian Corporation Law" shall mean Law no. 6,404 dated December 15, 1976, as amended from time to time;

      "Bylaws" shall mean the bylaws of the Company and Xtal approved on the date hereof, the forms of which are attached hereto as Exhibits I and II, respectively, as amended from time to time;

      "Call Notice" shall have the meaning ascribed thereto in Section 6.3(b) hereof;

      "Call Option" shall have the meaning ascribed thereto in Section 6.3(a) hereof;

      "Closing Date" shall mean June 20, 2000;

      "Company" shall have the meaning ascribed thereto in the preamble hereof;

      "Control" shall have the meaning set forth under the Brazilian Corporation Law. "Controls" and "Controlled" shall have similar meanings;

      "Dispute" shall mean any dispute, claim, question or difference arising with respect to or under this Agreement or the performance, breach, termination or validity of this Agreement;

      "FCI" shall have the meaning ascribed thereto in the preamble hereof;

      "FCI/Fibercore Call Notice" shall have the meaning ascribed thereto in
Section 6.5(b) hereof;

      "FCI/Fibercore Call Option" shall have the meaning ascribed thereto in
Section 6.5(a) hereof;

      "Indebtedness" means with respect to any Person (determined without duplication), (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business, but only if and for so long as the same remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all capital lease obligations of such Person; (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (excluding trade payables to the extent excluded from item
(b) above); (g) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of shares of capital stock of such Person;
(h) all Indebtedness of other Persons referred to in items (a) through (g) above or item (i) below guaranteed by such Person; and (i) all Indebtedness referred to in items (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property or revenues of such Person even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, that the amount of Indebtedness referred to in this item (i) shall be deemed, at any time, to be the lesser of: (1) the current fair market value of the property encumbered by such lien at such time and (2) the amount of the Indebtedness so secured.;

      "Investment Agreement" shall have the meaning ascribed thereto in the preamble hereof.

      "Member" shall mean an individual duly appointed to serve upon the Boards of Directors (or upon the Boards of Officers, as the case may be), under the requirements of this Agreement.

      "Non-Selling Shareholder" shall have the meaning ascribed thereto in
Section 6.2(b) hereof;

      "Notice of Dispute" shall have the meaning ascribed thereto in Section 10.1(a) hereof;

      "Offer" shall have the meaning ascribed thereto in Section 6.2(a) hereof;

      "Offered Shares" shall have the meaning ascribed thereto in Section 6.2(a) hereof;

      "Person" shall mean an individual, company, corporation, trust, association, partnership, fund, joint venture or other legal entity, or a Governmental Authority;

      "Put Notice" shall have the meaning ascribed thereto in Section 6.4(b) hereof;

      "Put Option" shall have the meaning ascribed thereto in Section 6.4(a) hereof;

      "Selling Shareholder" shall have the meaning ascribed thereto in Section 6.2(a) hereof;

      "Shareholder" shall have the meaning ascribed thereto in the preamble hereof;

      "Shares" shall mean all shares in the capital of the Company issued on the date hereof or at any time thereafter (including all rights inherent therein), owned by the Shareholders on the date hereof, as described above and any and all shares issued by the Company which may be owned by the Shareholders in the future, resulting from subscription, acquisition, bonus distribution, split of shares or otherwise, all of which shall be bound to this Agreement for all purposes and effects;

      "US dollars" means United States dollars;

      "US$ 10,000,000 Promissory Note" shall mean the promissory note issued by Fibercore to Algar on June 20, 2000 in the principal amount of US$ 10,000,000 maturing on December 31, 2000, pursuant to the Loan Agreement entered into between Fibercore and Algar, dated June 20, 2000;

      "US$ 10,000,000 Promissory Note Payment Date" shall mean the date on which all amounts due and payable under the US$ 10,000,000 Promissory Note are paid in full by Fibercore to Algar;

      "Xtal" shall have the meaning ascribed thereto in the preamble hereof; and

      "Xtal Shares" shall mean all shares in the capital of Xtal issued on the date hereof or at any time thereafter (including all rights inherent therein), owned by the Company on the date hereof and any and all shares issued by Xtal which may be owned by the Company and third parties in the future, resulting from subscription, acquisition, bonus distribution, split of shares or otherwise, all of which shall be bound to this Agreement for all purposes and effects.

                                   ARTICLE 2
               SHAREHOLDERS COVENANTS/AGREEMENT ON VOTING RIGHTS

      2.1. Exercise of Voting Rights. Each of the Shareholders covenant and agree that it shall vote and cause its representatives in each Board of Directors to vote in order to accomplish and give effect to all the terms and conditions of this Agreement in relation to the Company and Xtal and it shall otherwise act in accordance with the terms and conditions hereof.

      2.2. Covenants by the Company. The Company consents to the terms of this Agreement and hereby covenants with each of the Shareholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof and each of the Shareholders shall vote or cause to be voted their respective Shares of the Company to cause the Company to fulfill its covenants hereunder. The Company shall not cast any vote, give any consent, waiver or ratification or take (or omit to take) any action which would violate or be inconsistent with any of the terms of this Agreement, or which would otherwise have the effect of impairing the rights of the Shareholders hereunder.

      2.3. Covenants by Xtal. Xtal consents to the terms of this Agreement and hereby covenants with the Company that it will at all times during the term of this Agreement be governed by the terms and provisions hereof and the Company shall vote or cause to be voted its Xtal Shares to cause Xtal to fulfill its covenants hereunder. Xtal shall not cast any vote, give any consent, waiver or ratification or take (or omit to take) any action which would violate or be inconsistent with any of the terms of this Agreement, or which would otherwise have the effect of impairing the rights of the Shareholders hereunder.

                                   ARTICLE 3
                       MANAGEMENT OF THE COMPANY AND XTAL

      3.1. Members of the Boards of Directors. The Company and Xtal shall have 3 members of each of their respective Boards of Directors, who shall be nominated and elected as provided for in Section 3.2.

      3.2. Election of the Members of the Boards of Directors.

      (a) Nomination. FCI shall have the right to appoint 2 members of the Boards of Directors. Algar shall have the right to appoint 1 member of the Boards of Directors.

      (b) Chairman and Vice-Chairman. The Chairman and Vice Chairman of the Boards of Directors shall be elected by the Shareholders for a one-year period. The Chairman shall be appointed by FCI and the Vice Chairman elected by Algar. If at any time a Shareholder owns or controls a majority of the Shares, the controlling shareholder may designate a new Chairman and the minority shareholders shall designate a Vice Chairman.

      (c) Replacement. The party entitled under subsections 3.2(a) and (b) to nominate a member of the Boards of Directors may replace any member nominated by it at any time and from time to time in accordance with the requirements of subsection 3.2(a) and (b). Any such party who wishes to replace a member may have such member replaced at any duly constituted meeting of the Shareholders of the Company or Xtal, or shall forward a written notice to that effect, signed by that Shareholder, as the case may be, to the other Shareholder and, upon receipt of such written notice, the Shareholders shall immediately call a Shareholders Meeting in which they will replace the member in accordance with the terms of the written resolution.

      (d) Transfer of Shares. As required by the Brazilian Corporation Law, each Shareholder shall assign and transfer one (01) share to each member of the Boards of Directors appointed by it. The shares assigned to the Members of the Boards of Directors shall be considered, for the purposes hereof, as the property of the Shareholder which assigned them. The Shareholders agree to obtain from each Member of the Boards of Directors appointed by them full powers to transfer such shares to themselves in case the assigned member ceases, for any reason, to be a Member of the Boards of Directors.

      (e) Indemnity. The Company and Xtal hereby agree to indemnify each member of the Boards of Directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative proceeding to which he or she is made a party by reason of being or having been a member of the Boards of Directors of the Company and/or Xtal provided (i) he or she acted honestly and in good faith with a view to the best interests of the Company and/or Xtal; (ii) he or she acted in accordance with the powers conferred upon him or her in the Bylaws and in the Brazilian Corporation Law; and (iii) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      (f) Term of Office. The term of office of a Member of the Boards of Directors shall commence on the date of that individual's election to the Boards of Directors and shall terminate at the close of the following ordinary and annual meeting of the Shareholders, or until their successors are elected, or at any time prior thereto if the Shareholder nominating a member of the Boards of Directors replaces such member of the Boards of Directors in accordance with subsection 3.2(c) or otherwise in accordance with subsection 3.2(a).

      3.4. Powers and Duties of Members of the Boards of Directors. Subject to any applicable law and the provisions hereof, the members of the Boards of Directors shall set forth the general policies of management of the Company and Xtal and supervise the Company's and Xtal's businesses.

      3.5. Boards of Directors Meetings.

      (a) Meetings. The Boards of Directors shall meet at least once every month. The Chairman or the Vice Chairman shall be entitled to convene a meeting of Members of the Boards of Directors upon notice given as specified in subsection 3.5(d).

      (b) Quorum. Unless otherwise agreed to in writing by all of the Members of the Boards of Directors, a quorum of any meeting of the Boards of Directors shall consist of all the Members of the Boards of Directors. Any of such Members of the Boards of Directors may be represented by other Member of the Boards of Directors indicated by him or her by means of a written notice to the other Members. The resolutions of the Boards of Directors shall be taken by the favorable votes of, at least, 2 Members of the Boards of Directors personally or represented by other Members of the Boards of Directors.

      (c) Matters Requiring Approval of the Boards of Directors. In addition to other matters within the competence of the Boards of Directors set forth under the Brazilian Corporation Law, the following matters shall require, for their approval, the affirmative vote of a majority of the Members of the Boards of Directors. Provided that as to the matters specified in "(xiv), (xv), (xvi),
(xvii) and (xviii)" below, the unanimous approval of all Members of the Boards of Directors shall be required.

          (i) acquisition or subscription by the Company and/or Xtal of an ownership interest in other companies (except for those acquired or subscribed in a non-permanent character according to ordinary cash management practices);

          (ii) the grant of guarantee or indemnification by the Company and/or Xtal of, or the grant of a security interest, lien or other encumbrance by the Company and/or Xtal on any of their rights or assets;

          (iii) the making of any loans with, the granting of any other financial assistance to, or the entering into of any agreements with any Shareholder or Person Controlling, Controlled by or under common Control with such Shareholder;

          (iv) the election of the Officers of the Company and/or Xtal, the distribution of their fees and, subject to the applicable provisions of the Bylaws, the establishment of their specific duties as Officers;

          (v) the appointment and removal of the Company's and/or Xtal's independent auditors;

          (vi) the incurrence of Indebtedness or other obligations by the Company and/or Xtal with a term equal to or longer than 360 days;

          (vii) making of loans or advanced payments by the Company and/or Xtal;

          (viii) the reduction of the amount of insurance coverage for the Company and/or Xtal and for the companies Controlled by the Company and/or Xtal, and any change in the scope or the provider of such insurance coverage;

          (ix) issuance of shares within the limits of the Company's and/or Xtal's authorized capital or issuance of any other type of securities, including, but not limited to, bonds and promissory notes, commercial papers and others, and the determination of the conditions of such issuance, including price, type and class of the shares to be issued; the authorization for any acquisition of Shares and/or Xtal Shares by the Company and/or Xtal;

          (x) admission of the Company and/or Xtal to a Brazilian or a foreign stock exchange and the listing and quotation of the shares of the Company and/or Xtal;

          (xi) the approval of establishment of branch offices, facilities or agencies of the Company and/or Xtal;

          (xii) the approval of the formation of any subsidiary of the Company and/or Xtal;

          (xiii) the approval of settlements by the Company and/or Xtal of lawsuits involving amounts in excess of US$ 5,000 per settlement;

          (xiv) any incurrence of Indebtedness by the Company and/or Xtal in an aggregate principal amount exceeding US$5,000,000 (five million US dollars), during the period between the Closing Date and the US$10,000,000 Promissory Note Payment Date, and, thereafter, any incurrence of Indebtedness in an aggregate principal amount exceeding US$15,000,000 (fifteen million US dollars) over a period of 3 (three) years counted from the Closing Date;

          (xv) capital expenditures in excess of US$500,000 (five hundred thousand US dollars), by the Company and/or Xtal during the period between the Closing Date and the US$ 10,000,000 Promissory Note Payment Date, and US$15,000,000 (fifteen million US dollars) over a period of 3 (three) years counted from the Closing Date;

          (xvi) sale of assets of the Company or Xtal not in the ordinary course of business in excess of US$200,000 (two hundred thousand US dollars), during the period between the Closing Date and the US$ 10,000,000 Promissory Note Payment Date, and US$500,000 (five hundred thousand US dollars) over a period of 3 (three) years counted from the Closing Date;

          (xvii) any transaction between the Company, Xtal, FCI and any related party and any transaction not in the ordinary course of business, except for the Technology Transfer and Licensing Agreement between FiberCore, the Company and Xtal; and

          (xviii) the direct or indirect sale, disposal, transfer of, or the grant of options, encumbrance, pledge or creation of any security interest in, or, otherwise, any dealing with any of the Xtal Shares held by the Company or any rights relating thereto, including subscription rights.

      (d) Notice. Unless all Members of the Boards of Directors are present, no meeting of members of the Boards of Directors shall be validly convened unless twenty-one (21) days written notice in advance thereof, specifying the business to be transacted at the meeting, is given to all Members of the Boards of Directors. No resolution with respect to any matter may be put to any meeting of the Boards of Directors unless the notice of the meeting contains reasonable detail of the matter or unless all of the Members of the Boards of Directors either are present and do not object to the matter being put to the meeting or otherwise expressly waive the provisions of this subsection.

      (e) Members of the Boards of Directors Fees. The compensation of the Members of the Boards of Directors shall be approved by the Shareholders as provided herein. In addition, each Member of the Boards of Director shall be entitled to be reimbursed by the Shareholder who have appointed such Member for reasonable out-of-pocket traveling and subsistence expenses incurred by attending meetings of, or otherwise being engaged in the business of, the Boards of Directors.

      3.6. Members of the Boards of Officers.

      (a) General Principles. The Shareholders agree to mutually devote resources to assure the Company and Xtal are staffed with qualified and experienced staff.

      (b) Nomination. The Members of each of the respective Boards of Officers shall be elected by a vote of the Members of the Boards of Directors, under the procedures specified in Section 3.5 (c)(v).

      (c) Members of the Boards of Officers. In addition to the Managing Director, the Boards of Officers shall have a Chief Financial Officer and a Director of Operations. Election of such Members is subject to the decision and approval of the respective Boards of Directors as provided for in Article 3. FCI shall recommend to the Boards of Directors candidates for Managing Director, Chief Financial Officer and Director of Operations of the Boards of Officers. The Boards of Directors agree to accept such recommendations unless it can be demonstrated by a Member that a candidate to the Boards of Officers is not qualified for the position.

      (d) Term of Office. The term of office of a Member of the Boards of Officers shall commence on the date of that individual's election to the Boards of Officers and shall terminate at the close of the following ordinary and annual meeting of the Shareholders, or until their successors are elected, or at any time prior thereto if the Officer is replaced by the Boards of Directors.

      3.7. Fiscal Council. The Fiscal Council of the Company and Xtal shall not be permanent. However, in case its installation is required at any time, FCI shall be entitled to appoint 2 (two) of the Fiscal Council members and Algar shall be entitled to appoint 1 (one) of the Fiscal Council members.

                                   ARTICLE 4
                MEETINGS OF SHAREHOLDERS OF THE COMPANY AND XTAL

      4.1. Quorum. The resolutions taken at a meeting of Shareholders shall, except as otherwise required under the Brazilian Corporation Law, be taken by the majority of votes of those in attendance or duly represented, without computing blank votes. However, the following decisions shall require the unanimous consent of the Shareholders, and the meetings called to decide on any of such matters shall not be convened without the attendance of all the
Shareholders:

          (i) the authorization to managers to declare bankruptcy of the Company and/or Xtal or to enter into a general composition with creditors (concordata);

          (ii) the liquidation, spin-off or winding-up of the Company and/or
          Xtal;

          (iii) any amendments to the Bylaws of the Company and/or Xtal which may affect the rights granted to the shares held by Algar;

          (iv) during the period between the Closing Date and the US$ 10,000,000 Promissory Note Payment Date, the merger, consolidation, any corporate restructuring of the Company and/or Xtal;

          (v) during the period between the Closing Date and the US$ 10,000,000 Promissory Note Payment Date, any amendments to the Bylaws of the Company and/or Xtal; and

          (vi) other than as provided herein, the establishment of the aggregate fees of the members of the Boards of Directors and the Officers of the Company and/or Xtal.

      4.2. Notice. Without prejudice to the formalities set forth under the Brazilian Corporation Law, the Company's and Xtal's general meetings shall be called upon written notice sent to each Shareholder at least twenty-one (21) days in advance, which shall include the matters to be discussed and, unless all of the Shareholders are present, resolutions taken in connection with matters not expressly referred to in the call notice shall not be valid and shall not bind the Company and/or Xtal or the Shareholders.

                                   ARTICLE 5
                       FINANCIAL AND ACCOUNTING PRACTICES

      5.1. Financial Information.

      (a) The Company and/or Xtal shall deliver to the respective Shareholders within 90 days of the end of each financial year of the Company and/or Xtal one copy of their annual financial statements, which shall be prepared on a consolidated basis in accordance with generally accepted accounting principles applicable in Brazil and be audited by independent auditors of the Company and/or Xtal which carry on business internationally and which are qualified and entitled to carry on in Brazil the practice of public accounting and auditing, including the balance sheet and statements of income, retained earnings and changes in financial position, together with all supporting schedules and notes.

      (b) The Company and/or Xtal shall provide a monthly financial report to the respective Shareholders within 30 days after the end of each month consisting of the monthly and year to date financial statements as normally prepared by management for their own use which shall contain a comparison of budget to actual and to the prior year for the same period.

      5.2. Maintenance of Books. The Company and Xtal shall maintain accurate and complete books and records of all transactions, receipts, expenses, assets and liabilities of the Company and Xtal in accordance with generally accepted accounting principles, consistently applied as approved and adopted by the Boards of Directors.

      5.3. Review of Books. Each Shareholder shall, at its expense unless otherwise agreed by the respective Shareholders, be entitled to appoint a representative, agent or designee to review, on reasonable notice, all books, documents and records of the Company and Xtal and shall be entitled to make copies thereof for their own purposes. Each Shareholder and its representatives, agents and designees shall have the right to discuss at any time with management personnel of the Company and Xtal, such matters pertaining to the financial position, operations, investments and financings.

      5.4. Dividend Policy. Subject to the provisions set forth in the Brazilian Corporation Law and in the Bylaws, as amended from time to time, unless the payment of dividends would result in a default under any agreement to which the Company or Xtal is a party, the Company shall not be required to pay dividends during the term of this Agreement.

                                   ARTICLE 6
                   TRANSFER AND ISSUANCE OF COMPANY'S SHARES

      6.1. Sale and Issue Restrictions.

      (a) Except as otherwise set forth in this Agreement, FCI and Fibercore may not directly or indirectly, sell, transfer or grant an option of its Shares in the Company or any rights relating thereto, including subscription rights, without the prior written consent of Algar, which shall not be unreasonable withheld.

      (b) No proposed dealing with any Shares (including the issuance thereof) in violation of this Agreement shall be valid, and the Company shall not record or transfer any of the Shares dealt with in violation of this Agreement in the records of the Company nor shall any voting rights attached to such Shares be exercised, nor shall any dividends be paid on such Shares during the period of such violation. Such disqualification shall be in addition to and not in lieu of any other remedies to enforce the provisions of this Agreement.

      (c) Notwithstanding anything else herein contained, every transfer of all or a portion of the Shares held by a Shareholder, and any right to subscribe to issue of Shares by the Company, in addition to the requirements of the Bylaws, shall be subject to the condition that the proposed transferee, or holder, if not already bound by this Agreement, shall first enter into an agreement with the other parties hereto to be bound hereby.

      (d) No Shareholder shall be entitled to the right of first refusal provided for in this Agreement in relation to the transfer and assignment of Shares or preemptive rights effected by any other Shareholder to (i) any Person Controlled directly or indirectly by such other Shareholder; (ii) any Person Controlling directly or indirectly such other Shareholder; or (iii) any Person Controlled directly or indirectly by any other Person Controlling such other Shareholder, provided that in any case such transfer or assignment of Shares or preemptive rights shall be valid and effective only if the transferee or assignee fully and without restrictions agrees in writing to be bound by the provisions of this Agreement, as if it had been an original party hereto.

      6.2. Algar's Right of First Refusal.

      (a) Offer. If at any time after the date of this Agreement, FCI (the "Selling Shareholder") desires or is obligated for any reason to, directly or indirectly, sell to a third party with whom the Selling Shareholder is dealing at arm's length all or a portion of the Shares held by the Selling Shareholder (hereinafter in this Section referred to as the "Offered Shares"), the Selling Shareholder shall obtain from the third party a bona fide offer in writing which offer shall be irrevocable for a period of 60 (sixty) days (hereinafter in this Section referred to as the "Offer"), which it is ready and willing to accept, to purchase the Offered Shares for the amount thereof set forth in the Offer exclusively by cash or certified check and shall give notice in writing to the other Shareholder of the receipt of the Offer within 5 (five) days thereof, together with a copy of the Offer.

      (b) Algar (the "Non-Selling Shareholder") shall have the irrevocable right, exercisable by written notice given to the Selling Shareholder within 15 (fifteen) days after the giving of the notice by the Selling Shareholder, to purchase all but not less than all of the Offered Shares of the Selling Shareholder on the terms and conditions and for the amount set forth in the Offer.

      (c) Upon the exercise of the right of first refusal under Section 6.2(b), the Non-Selling Shareholder in accordance with the terms of the Offer, the Offered Shares shall, concurrently with the payment set forth under the Offer, be transferred to the Non-Selling Shareholder by the Selling Shareholder.

      (c) After the date on which the Offer has elapsed without the sale taking place, if the Selling Shareholder wishes again to dispose of or transfer its Shares, it shall renew the procedure set forth herein.

      (d) For the purposes of this Section, the Non-Selling Shareholder shall be entitled to the right of first refusal provided for herein in the event of any proposed sale of all or a substantial portion of the assets of the Company under the same terms and conditions as provided for herein

      (e) Notwithstanding the provisions above, if FCI decides to, directly or indirectly, sell, dispose or otherwise transfer any portion of its interest in the Company to a third party, or all or a substantial portion of the assets of the Company, Algar will have the option, at its sole and absolute discretion,
(i) to purchase the Offered Shares under the terms of Section 6.2(b) above, or
(ii) to exercise its Put Option as provided for in Section 6.4 below.

      6.3. Call Option.

      (a) In the event that the US$10,000,000 Promissory Note is not paid in full by Fibercore to Algar (or to whom Algar may designate) on March 31, 2001, Algar shall have the right, but not the obligation, at its sole and absolute discretion, to require FCI and Fibercore, on a joint and several basis, to sell to Algar (or to whom Algar may designate) either (i) all Shares then held by FCI, upon a payment of US$9,000,000 (nine million US dollars) plus the return and cancellation of the US$10,000,000 Promissory Note; or (ii) such number of Shares, as required to, following any acquisition pursuant to this Section 6.3(a)(ii), result in Algar retaining a 60% (sixty percent) interest in the Company, upon a payment of R$1,00 (one real) plus the return and cancellation of the US$10,000,000 Promissory Note (the "Call Option").

      (b) The Call Option shall be exercised by Algar giving to Fibercore and FCI a notice in writing (the "Call Notice") of its intention to exercise the Call Option.

      (c) The completion of the Call Option shall take place at the head office of the Company before or on the date being 30 days after the date on which Algar has delivered the Call Notice and, upon the completion of the transaction, the payment of the Shares subject to the Call Option as provided for in Section 6.3(a) above shall be payable in full in cash or by certified check or bank draft and FCI and Fibercore shall transfer such Shares to Algar or its designee for such purpose, with all rights inherent therein, including but not limited to, dividends, profits, subscription rights, and free and clear of all liens, burdens, encumbrances, claims, disputes, rights of first refusal and any other claims and liabilities of any kind whatsoever.

      (d) In the event Fibercore accomplishes its obligations of payment of the US$10,000,000 Promissory Note plus accrued interests during such 30 day period prior to the payment by Algar of the amount related to its Call Option under the terms of Section 6.3(c) above, upon notification to Algar, then such Call Option shall be null and void.

      (e) In the event the Algar exercises its Call Option in accordance with
Section 6.3(a)(i) above and upon the completion of the transaction relating to the transfer of the Shares under the Call Option, this Shareholder Agreement shall be terminated and FCI and Fibercore shall cause their nominees to resign from all offices and positions with the Company.

      (f) In the event that Algar exercises its Call Option in accordance with
Section 6.3(a)(ii) above and upon the completion of the transaction relating to the transfer of the Shares under the Call Option, (i) this Agreement shall remain in full force and effect; (ii) FCI shall have the right to retain a minority position in the Boards of Directors and all provisions of Articles 3 and 4 shall be construed accordingly and Algar shall become entitled to all rights previously granted to FCI, as a majority shareholder under Articles 3 and 4, and vice-versa; (iii) FCI shall become entitled to a right of first refusal in connection with the Shares then held by Algar under the same terms and conditions as provided for in Section 6.2 above, without prejudice to the right of first refusal to which Algar is entitled thereunder, and (iv) the FCI/Fibercore Call Option shall become ineffective.

      (g) In the event that FCI fails to comply with its obligations to deliver the Shares under the Call Option, FCI and Fibercore, on a joint and several basis, shall pay a penalty of 10% (ten percent) of the amount due by Algar under the Call Option, plus legal and court fees incurred by Algar in the process of enforcing its rights hereunder.

      6.4. Put Option.

      (a) On June 20, 2003 or at any time in the event that FCI decides to, directly or indirectly, sell, dispose or otherwise transfer any portion of its interest in the Company to a third party, or all or a substantial portion of the assets of the Company, Algar shall have the right, but not the obligation, at its sole and absolute discretion, to require FCI and Fibercore, on a joint and several basis, to buy from Algar all Shares then held by Algar, upon a payment of US$2,500,000 (two million, five hundred thousand US dollars) plus interest at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date on which such payment is made (the "Put Option").

      (b) The Put Option shall be exercised by Algar giving to FCI and Fibercore a notice in writing (the "Put Notice") of its intention to exercise the Put Option.

      (c) The completion of the Put Option shall take place at the head office of the Company before or on the date being 10 days after the date on which Algar has delivered the Put Notice and, upon the completion of the transaction, the price for the Put Option provided for in Section 6.4(a) above shall be payable in full in cash or by certified check or bank draft and Algar shall transfer all its Shares to FCI and/or Fibercore or their designee for such purpose, with all rights inherent therein, including but not limited to, dividends, profits, subscription rights, and free and clear of all liens, burdens, encumbrances, claims, disputes, rights of first refusal and any other claims and liabilities of any kind whatsoever.

      (d) Upon the completion of the transaction relating to the transfer of the Shares under the Put Option, Algar shall cause its nominee(s) to resign from all offices and positions with the Company.

      (e) In the event the FCI and/or Fibercore fail to pay any amount due by them under the Put Option, FCI and Fibercore, on a joint and several basis, shall pay a penalty of 10% (ten percent) of the amount due and not paid, plus legal and court fees incurred by Algar in the process of enforcing its rights hereunder.

      6.5. FCI/Fibercore Call Option.

      (a) At any time during the term of this Agreement, FCI and Fibercore shall have the right, but not the obligation, at their sole and absolute discretion, to require Algar to sell to FCI and/or to Fibercore all Shares then held by Algar, upon a payment of US$2,500,000 (two million, five hundred thousand US dollars) plus interests at the rate of 6% (six percent) per annum, calculated from the Closing Date until the date on which such payment is made (the "FCI/Fibercore Call Option").

      (b) The FCI/Fibercore Call Option shall be exercised by FCI and/or Fibercore giving to Algar a notice in writing (the "FCI/Fibercore Call Notice") of its intention to exercise the FCI/Fibercore Call Option.

      (c) The completion of the FCI/Fibercore Call Option shall take place at the head office of the Company before or on the date being 10 days after the date on which FCI and Fibercore has delivered the FCI/Fibercore Call Notice and, upon the completion of the transaction, the price for the FCI/Fibercore Call Option provided for in Section 6.5(a) above shall be payable in full in cash or by certified check or bank draft and Algar shall transfer all its Shares to FCI and/or Fibercore, or their designee for such purpose, with all rights inherent therein, including but not limited to, dividends, profits, subscription rights, and free and clear of all liens, burdens, encumbrances, claims, disputes, rights of first refusal and any other claims and liabilities of any kind whatsoever.

      (d) Upon the completion of the transaction relating to the transfer of the Shares under the FCI/Fibercore Call Option, Algar shall cause its nominee(s) to resign from all offices and positions with the Company.

      (e) In the event FCI and/or Fibercore fails to pay any amount due by it under the FCI/Fibercore Call Option, FCI and Fibercore, on a joint and several basis, shall pay a penalty of 10% (ten percent) of the amount due and not paid, plus legal and court fees incurred by Algar in the process of enforcing its rights hereunder.

      6.6. Future Share Issuances and Capital Contributions.

      (a) If the Company, by resolution of the Shareholders Meeting or its Board of Directors Meeting, as the case may be, and without prejudice of the rights of the Shareholders set forth under the Brazilian Corporation Law, including, without limitation, pre-emptive rights, proposes to issue further equity securities or other instruments convertible into equity securities, the Company shall provide written notice to the Shareholders specifying the terms and conditions of the proposed equity issue including the amount, the type of security to be issued and the subscription price per security to be issued. Each of the Shareholders shall have the irrevocable right, exercisable by written notice given to the Company within 30 days after the giving of above notice by the Company, to participate in the capital increase on a pro-rata basis based on the number of Shares held by such Shareholder on the terms and conditions set forth by the Company. In the event that one or more Shareholders elects to subscribe for its pro-rata share of the proposed equity issue and one or more Shareholders declines to so subscribe, the Shareholder(s) electing to so subscribe shall have the further right and option, exercisable by notice in writing within 5 days of being notified by the Company that one or more Shareholders has declined to so subscribe, to subscribe for the remaining equity on the same terms and conditions as set forth by the Company in proportion to their respective holdings of Shares (or in such other proportions as they may agree among themselves). The foregoing procedure shall be repeated as often as necessary until the equity issue is fully subscribed or until there remains equity which no Shareholder has elected to subscribe for. If there remains equity which no Shareholder has elected to subscribe for, such subscription rights may be transferred to third parties, subject to the provisions of Sections 6.1. and 6.2 above

      (b) Without prejudice to the provisions set forth in Section 6.3 above, in the event that any capital increase is subscribed only by one Shareholder which causes the interest held by the other Shareholder in the Company to be diluted, the obligations assumed and the amounts due by Shareholders pursuant to the Put Option and the Call Option shall not be changed or affected in any means.

      (c) The Shareholders agree that Algar shall not be required at any time to subscribe for any capital increases of the Company or to provide any other type of financing to the Company.

                                   ARTICLE 7
                      TRANSFER AND ISSUANCE OF XTAL SHARES

      7.1. Sale and Issue Restrictions.

      (a) Except as otherwise set forth in this Agreement, the Company may not directly or indirectly, sell, transfer or grant an option of Xtal Shares or any rights relating thereto, including subscription rights, without the prior written consent of Algar, which shall not be unreasonable withheld..

      (b) No proposed dealing with any Xtal Shares (including the issuance thereof) in violation of this Agreement shall be valid, and Xtal shall not record or transfer any of the Xtal Shares dealt with in violation of this Agreement in the records of Xtal nor shall any voting rights attached to such Xtal Shares be exercised, nor shall any dividends be paid on such Xtal Shares during the period of such violation. Such disqualification shall be in addition to and not in lieu of any other remedies to enforce the provisions of this Agreement.

      (c) Notwithstanding anything else herein contained, every transfer of all or a portion of the Xtal Shares held by the Company, and any right to subscribe to issue of Xtal Shares by the Company, in addition to the requirements of the Bylaws, shall be subject to the condition that the proposed transferee, or holder, if not already bound by this Agreement, shall first enter into an agreement with the other parties hereto to be bound hereby.

                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

      Each Shareholder hereby represents and warrants to the other Shareholder and to the Company that such Shareholder:

      (a) is neither a party to nor bound by any agreement regarding the ownership of its Shares, or an agreement to effect a transfer of Shares in accordance with the terms of this Agreement, other than this Agreement, which provisions shall be superseded by the provisions of this Agreement only in the event of a conflict;

      (b) is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by such Shareholder of this Agreement or the performance by such Shareholder of any of the terms hereof;

      (c) owns its Shares free and clear of any liens, encumbrances or rights of third parties; and

      (d) this Agreement constitutes a legal, valid and binding obligation enforceable against such Shareholders in accordance with its terms.

                                   ARTICLE 9
                               TERM OF AGREEMENT

      This Agreement shall come into force and effect on the date hereof and shall terminate on the date Algar does not hold any Share of the Company.

                                   ARTICLE 10
                             SETTLEMENT OF DISPUTES

      10.1. Best Efforts to Settle Disputes.

      (a) If any Dispute arises, the Shareholders and Fibercore shall use their best efforts to settle the Dispute. To this end, any of the Shareholders and Fibercore may notify the others of its desire to initiate the procedure contemplated by this Section 10, whereupon the Shareholders and Fibercore shall forthwith meet to attempt to resolve such Dispute through amicable and good faith discussions (the "Notice of Dispute").

      (b) Disputes which the Shareholders and Fibercore are unable to resolve through such amicable and good faith discussions within thirty (30) days following receipt of the Notice of Dispute shall be submitted to the Chief Executive Officer (or equivalent) of FiberCore and Algar. Such two persons shall consult and negotiate with each other in good faith in an effort to reach a just and equitable solution and shall have powers to resolve such dispute upon unanimous vote in the best interest of the Company, subject to approval of their respective Board of Directors.

      10.2. Arbitration.

      (a) Except as otherwise provided in this Agreement, if the Shareholders and Fibercore do not reach a solution pursuant to Section 10.1 within a period of 60 (sixty) days following the delivery of the Notice of Dispute by a Shareholder to the other or to Fibercore, then the Dispute shall be settled by arbitration, as provided below.

      (b) The arbitration shall be conducted in accordance with the AAA Rules, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be in the City of Sao Paulo, Brazil, and it shall be conducted in Portuguese.

      (c) The arbitration shall be conducted by three arbitrators. The claimant(s) shall appoint an arbitrator in its/their "Request for Arbitration", and the respondent(s) shall appoint an arbitrator in its/their "Answer". If either party fails so to appoint its arbitrator, then that arbitrator for such party shall be appointed by the AAA. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator (i) within 30 days after the respondent has notified claimant of the appointment of the respondent's arbitrator, or (ii) in the event of a failure by either party to appoint an arbitrator, within 30 days after the AAA has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint its arbitrator. If the first two arbitrators appointed fail to appoint a third arbitrator within the time period prescribed above, then the AAA shall appoint the third arbitrator. The third arbitrator shall act as a chairperson of the tribunal.

      (d) The parties agree that either party may need to obtain interim injunctive relief from a court. Therefore, a request for interim injunctive relief by a party to a court, either before or after the arbitration processings have been initiated in accordance with the AAA Rules, shall not be deemed incompatible with, or a waiver of, any provisions of this section. For such purpose, the parties elect the courts sitting in the City of Sao Paulo, State of Sao Paulo, excluding any other, however privileged it may be. In addition to the authority conferred in the arbitration tribunal by the AAA Rules, the arbitration tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may be deemed just and equitable.

      (e) The arbitral award shall be in writing, state the reasons for the award, be final and binding on the parties, and be enforceable in accordance with its terms. The parties agree that the award is to be considered as a settlement of the Dispute between them and shall accept it as the true expression of their own determination in connection therewith. The arbitration tribunal may award any relief available and appropriate under the Law governing this Agreement, including specific performance. The award may include an award of costs, including reasonable attorney's fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

                                   ARTICLE 11
                               GENERAL PROVISIONS

      11.1. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with regard to the subject matter hereof and supersedes all prior agreements, understandings, representations or warranties, negotiations and discussions, whether oral or written, among the parties hereto with respect thereto.

      11.2. Amendment. No amendment of this Agreement shall be binding unless in writing and signed by all of the parties hereto.

      11.3. Waiver. No waiver by any party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon such party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

      11.4. Severability. Each provision of this Agreement is intended to be severable. If any provision hereof is illegal or invalid, such provision shall be deemed to be severed and deleted from this Agreement and such illegality and invalidity shall not affect the validity or enforceability of the remainder hereof.

      11.5. Notices. Any notice or communication required or permitted under this Agreement shall be in writing and shall be sent by facsimile transmission or by personal delivery and shall be deemed to have been duly made when actually received or delivered. Any party may by written notice to the others, change the address or facsimile number to which transmissions and deliveries shall thereafter be made. Until changed, the address and facsimile number of each of the parties hereto shall be as follows:

      IF TO FIBERCORE:        FIBERCORE, INC.

                              P.O. BOX 180
                              253 Worcester Road
                              Charlton, MA  01507, U.S.A
                              Att: Dr. Mohid Aslami

      IF TO FCI:              FIBERCORE LTDA.
                              Rua Libero Badaro, 293
                              City of Sao Paulo, State of Sao Paulo
                              Att:  Regina R. do Valle

      IF TO ALGAR:            ALGAR S.A. - EMPREENDIMENTOS E
      PARTICIPACOES

                              Avenida Alexandrino Garcia, 2689
                              Distrito Industrial, Uberlandia
                              Att:  Nelson Cascelli Reis



      IF TO XTAL:             XTAL FIBRAS OPTICAS S.A.
                              Avenida Alexandrino Garcia, 2689 - Sala 8
                              Distrito Industrial, Uberlandia
                              Att:  Antonio Carlos de Campos


      IF TO COMPANY:          MAMORE PARTICIPACOES S.A.
                              Alexandrino Garcia, 2689, cj. 07, Sala A
                              Distrito Industrial, Uberlandia
                              Att:  Nelson Cascelli Reis

      11.6. Filing. This Agreement and all amendments hereto shall be filed at the Company's head office pursuant to and for the purposes of Article 118 of the Brazilian Corporation Law. The Company's Registered Share Book, on the margin of the Share registration, and the certificates representing the Shares, if issued, now or hereafter beneficially owned by the Shareholders during the term of this Agreement shall bear the following wording: "The voting right inherent in the Shares represented by this Certificate (or registry), including its transfer or creation of lien for any purpose, is bound and subject to the Shareholders' Agreement executed on June 20, 2000."

      11.7. Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by the parties hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

      11.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors, heirs and permitted assigns.

      11.9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Federative Republic of Brazil. Each of the parties retains the right to seek judicial assistance: (a) to compel arbitration, (b) to obtain interim measures of protection rights prior to institution of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceedings by the parties and (c) to enforce any decision of the arbitrators, including the final award. In case the parties seek judicial assistance, the Central Courts of the city of Sao Paulo, State of Sao Paulo shall have jurisdiction.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

FIBERCORE LTDA.:

----------------------------------------------------
Name: Regina Maria Piza de Assumpcao Ribeiro do Valle
Title: Attorney-in-fact




ALGAR S.A. . - EMPREENDIMENTOS E PARTICIPACOES:



----------------------------              -------------------------
Name: Jose Mauro Leal Costa               Name: Nelson Cascelli Reis
Title: Chief Executive Officer                  Title: Attorney-in-fact




FIBERCORE, INC.:



----------------------------              -------------------------
Name: Mohd A. Aslami                      Name: Michel J. Deeches
Title: President and CEO                        Title:  Chief  Financial
Officer




MAMORE PARTICIPACOES S.A.




----------------------------              -------------------------
Name: Jose Mauro Leal Costa               Name: Nelson Cascelli Reis
Title: Attorney-in-fact                   Title: Attorney-in-fact
XTAL FIBRAS OPTICAS S.A.:




----------------------------              -------------------------
Name: Antonio Carlos de Campos                  Name:  Francisco  Martim
Smolka
Title: Executive Director                       Title:         Technical
Director




Witnesses:

-----------------------                   ---------------------
Name:                                     Name:
RG:                                       RG: